Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated November 17, 2023 To the Product Prospectus Supplement Dated August 1, 2023, the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021	$500,000 Auto-Callable Fixed Coupon Barrier Notes Linked to the Class A Common Stock of CrowdStrike Holdings, Inc., Due November 20, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Fixed Coupon Barrier Notes (the “Notes”) linked to the Class A common stock of CrowdStrike Holdings, Inc. (the “Reference Stock Issuer”).
The Notes are our senior unsecured obligations, will pay a monthly coupon at the interest rate specified below, and will have the terms described in the documents set forth above, as supplemented or modified by this pricing supplement.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, “Additional Risk Factors Specific to Your Notes” beginning on page PS-3 of the product prospectus supplement dated August 1, 2023 and "Risk Factors" beginning on page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	November 17, 2023	Principal Amount:	$1,000 per Note
Issue Date:	November 22, 2023	Maturity Date:	November 20, 2026
Coupon Payment:	8.85% per annum.	Coupon Payment Dates:	Monthly, as set forth below, unless the Notes are previously called.
Initial Stock Price:	$207.09	Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Barrier Price:	$103.55, which is 50.00% of the Initial Stock Price (rounded to two decimal places)
Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay an amount at maturity based on the Final Stock Price. For each $1,000 in principal amount of the Notes, the investor will receive at maturity $1,000 plus accrued and unpaid interest, unless the Final Stock Price is less than the Barrier Price.
If the Final Stock Price is less than the Barrier Price, then the investor will receive at maturity, instead of the principal amount, in addition to accrued and unpaid interest, for each $1,000 in principal amount, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or under the circumstances described below, the cash value of those shares.
Investors could lose some or all of their principal amount if the Final Stock Price is less than the Barrier Price.

Physical Delivery Amount:
For each $1,000 in principal amount, 4.83 shares of the Reference Stock, which is equal to $1,000 divided by the Initial Stock Price (rounded to two decimal places), subject to adjustment as described in the product prospectus supplement.

Call Feature:
If the closing price of the Reference Stock is greater than or equal to the Initial Stock Price starting on May 17, 2024 or on any quarterly Call Observation Date thereafter, the Notes will be automatically called for 100% of their principal amount, plus the coupon applicable to the corresponding Call Observation Date.

Monitoring Period:	The Valuation Date.
CUSIP:	78015QGK1
	Per Note	Total
Price to public(1)	100.00%	$500,000
Underwriting discounts and commissions(1)	2.50%	$12,500
Proceeds to Royal Bank of Canada	97.50%	$487,500

(1) We or one of our affiliates may pay varying selling concessions of up to $25.00 per $1,000 in principal amount of each of the Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $975 and $1,000 per $1,000 in principal amount. In addition, RBCCM or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount of up to 0.50% of the principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $964.59 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:
This pricing supplement relates to an offering of Auto-Callable Fixed Coupon Barrier Notes (the “Notes”) linked to the Class A common stock (the “Reference Stock”) of CrowdStrike Holdings, Inc. (the “Reference Stock Issuer”)

Issuer:	Royal Bank of Canada (the “Bank”)
Trade Date (Pricing Date):	November 17, 2023
Issue Date:	November 22, 2023
Valuation Date:	November 17, 2026
Maturity Date:	November 20, 2026
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Coupon Rate:	8.85% per annum. Each coupon will be paid in equal monthly payments of approximately 0.7375% of the principal amount on the applicable Coupon Payment Date, unless the Notes are previously called.
Call Observation Dates and Coupon Payment Dates:	The Call Observation Dates will occur quarterly, and the Coupon Payment Dates will occur monthly, as set forth below:
	Call Observation Dates	Coupon Payment Dates
December 21, 2023
January 22, 2024
February 23, 2024
March 21, 2024
April 22, 2024
	May 17, 2024	May 22, 2024(1)
June 21, 2024
July 22, 2024
	August 19, 2024	August 22, 2024(1)
September 20, 2024
October 22, 2024
	November 18, 2024	November 21, 2024(1)
December 20, 2024
January 23, 2025
	February 18, 2025	February 21, 2025(1)
March 20, 2025
April 23, 2025
	May 19, 2025	May 22, 2025(1)
June 23, 2025
July 22, 2025
	August 18, 2025	August 21, 2025(1)
September 22, 2025
October 22, 2025
P-2	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
November 17, 2025	November 20, 2025(1)
December 22, 2025
January 23, 2026
February 17, 2026	February 20, 2026(1)
March 20, 2026
April 22, 2026
May 18, 2026	May 21, 2026(1)
June 23, 2026
July 22, 2026
August 17, 2026	August 20, 2026(1)
September 22, 2026
October 22, 2026
November 17, 2026 (the Valuation Date)	November 20, 2026 (the Maturity Date)
(1) This Coupon Payment Date is also a Call Settlement Date.
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that the Coupon Payment at maturity or upon an automatic call will be payable to the person to whom the payment at maturity or upon that call, as the case may be, is payable.

Call Feature:
If, starting on May 17, 2024 or on any quarterly Call Observation Date thereafter, the closing price of the Reference Stock is greater than or equal to the Initial Stock Price, then the Notes will be automatically called.

Call Settlement Dates:
If the Notes are called on any Call Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Call Observation Date. The Call Settlement Dates are set forth in the table above.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Coupon otherwise due on that Call Settlement Date.

Initial Stock Price:	The closing price of the Reference Stock on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Barrier Price:	50% of the Initial Stock Price, as set forth on the cover page of this pricing supplement.
Payment at Maturity (if the Notes are not previously called and are held to maturity):
If the Notes are not previously called, then for each $1,000 in principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Stock Price is less than the Barrier Price. If the Final Stock Price is less than the Barrier Price, then the investor will receive at maturity, in addition to accrued and unpaid interest, for each $1,000 in principal amount of the Notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or under the circumstances described below, the Cash Delivery Amount. If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.
The value of the shares or cash that you would receive in this case will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Stock from the Trade Date to the Valuation Date.
Investors in the Notes could lose some or all of their principal amount if the Final Stock Price is less than the Barrier Price.

P-3	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
Physical Delivery Amount:
For each $1,000 in principal amount, a number of shares of the Reference Stock equal to $1,000 divided by the Initial Stock Price, as set forth on the cover page of this pricing supplement (subject to adjustment as described in the product prospectus supplement). Fractional shares will be paid in cash.
If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Reference Stock to you at maturity, we will pay the Cash Delivery Amount in lieu of delivering shares.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Stock Price.
Monitoring Period:	The Valuation Date. The price of the Reference Stock between the Trade Date and the Valuation Date will not impact the Payment at Maturity.
Monitoring Method:	Close of Trading Day
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you and (ii) a put option with respect to the Reference Stock written by you and purchased by us. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated August 1, 2023, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated August 1, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement FI-BARR-1 dated August 1, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123037675/brhc20056889_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The examples set forth below are provided for illustration purposes only. The assumptions in each of the examples are purely hypothetical and do not relate to the expected performance of the Reference Stock. The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Trade Date. We cannot predict the actual performance of the Reference Stock.
The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon), assuming a hypothetical Initial Stock Price of $100, a hypothetical Barrier Price of $50, an initial investment of $1,000 and a hypothetical Physical Delivery Amount of 10 (which is $1,000 divided by $100). For this purpose, we have assumed that the Notes are not automatically called, and there will be no anti-dilution adjustments to the Final Stock Price and no market disruption events. Hypothetical Final Stock Prices are shown in the first column on the left. The second column shows the Payment at Maturity (as a percentage of the principal amount). The third column shows the Physical Delivery Amount (if payable) as a number of shares of the Reference Stock. The fourth column shows the Cash Delivery Amount, should we deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

Hypothetical Final Stock Price	Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Reference Stock	Cash Delivery Amount
$150.00	100.00%	n/a	n/a
$125.00	100.00%	n/a	n/a
$100.00	100.00%	n/a	n/a
$90.00	100.00%	n/a	n/a
$80.00	100.00%	n/a	n/a
$70.00	100.00%	n/a	n/a
$60.00	100.00%	n/a	n/a
$50.00	100.00%	n/a	n/a
$49.99	Physical Delivery Amount or Cash Settlement Amount	10	$499.90
$40.00	Physical Delivery Amount or Cash Settlement Amount	10	$400.00
$30.00	Physical Delivery Amount or Cash Settlement Amount	10	$300.00
$20.00	Physical Delivery Amount or Cash Settlement Amount	10	$200.00
$0.00	Physical Delivery Amount or Cash Settlement Amount	10	$0.00
The Payments at Maturity shown above are entirely hypothetical; they are based on hypothetical prices of the Reference Stock that may not be achieved on the Valuation Date, and on assumptions that may prove to be erroneous. The hypothetical Initial Stock Price is not the actual Initial Stock Price; the actual Initial Stock Price is set forth on the cover page of this pricing supplement. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Reference Stock. Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

P-6	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the total returns set forth in the table above are calculated. In addition to the hypothetical returns, an investor would have received periodic Coupon Payments over the term of the Notes.
Example 1: The price of the Reference Stock increases by 25% from the Initial Stock Price to a Final Stock Price of $125.00. Because the Final Stock Price is greater than the Barrier Price, the investor receives at maturity, in addition to the final Coupon Payment, a cash payment of $1,000 per Note, despite the 25% appreciation in the price of the Reference Stock.
Example 2: The price of the Reference Stock decreases by 10% from the Initial Stock Price to a Final Stock Price of $90.00. Because the Final Stock Price is greater than the Barrier Price, the investor receives at maturity, in addition to the final Coupon Payment, a cash payment of $1,000 per Note, despite the 10% decline in the price of the Reference Stock.
Example 3: The price of the Reference Stock decreases by 60% from the Initial Stock Price to a Final Stock Price of $40.00. Because the Final Stock Price is less than the Barrier Price the investor receives at maturity, in addition to the final Coupon Payment, 10 shares of the Reference Stock at maturity, or under the circumstances described above, the Cash Delivery Amount. The value of these shares as of the Valuation Date is calculated as follows:
Physical Delivery Amount x Final Stock Price = 10 x $40.00 = $400.00
As of the Valuation Date, the value of these shares will be $400 per $1,000 in principal amount of the Notes, representing a 60% loss of your principal amount. Even with the interest payable over the term of the Notes, you would lose a significant portion of your initial investment.
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on theoretical prices of the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes.

P-7	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Lose All or a Portion of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the closing price of the Reference Stock between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Stock Price is less than the Barrier Price, the value of the shares or the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Stock from the Trade Date to the Valuation Date. If we deliver shares of the Reference Stock to you, they may further decline in value between the Valuation Date and the Maturity Date. The Coupons received on the Notes on or prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Call Observation Date, beginning in May 2024, the closing price of the Reference Stock is greater than or equal to the Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Coupon otherwise due on the applicable Call Settlement Date. You will not receive any Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, the amount due on any relevant payment date is dependent upon our ability to repay our obligations on that date. This will be the case even if the price of the Reference Stock increases after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value of the Notes that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Reference Stock, the

P-8	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, the referral fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stock that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Reference Stock, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Stock Issuer, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stock. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stock, and, therefore, the market value of the Notes.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stock — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Stock, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stock from multiple sources, and you should not rely solely on views expressed by our affiliates.

P-9	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
Risks Relating to the Reference Stock
•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stock during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Furthermore, the Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the Coupon Payments.

•
There Is No Affiliation Between the Reference Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuer — We are not affiliated with the Reference Stock Issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with the Reference Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stock. The Reference Stock Issuer is not involved in this offering and has no obligation of any sort with respect to your Notes. The Reference Stock Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity, each Call Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

•
The Reference Stock Has Limited Historical Information — CrowdStrike Holdings, Inc. commenced trading on June 12, 2019. Because the Reference Stock has limited trading history, your investment in the Notes may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

P-10	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE STOCK ISSUER
The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”). Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of those documents are included or incorporated by reference in this document.
The following information regarding the Reference Stock Issuer is derived from publicly available information.We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
CrowdStrike Holdings, Inc. (“CRWD”)
CrowdStrike Holdings, Inc. provides cybersecurity products and services to stop breaches. The company offers cloud-delivered protection across endpoints, cloud workloads, identity and data, and leading threat intelligence, managed security services, IT operations management, threat hunting, Zero Trust identity protection, and log management.
The company’s Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CRWD”.

P-11	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
HISTORICAL INFORMATION
The following graph sets forth the historical performance of the Reference Stock from June 12, 2019 (the date that it began trading) to November 17, 2023. The closing price of the Reference Stock on November 17, 2023, the Initial Stock Price, was $207.09. The red horizontal line represents the Barrier Price of $103.55, which is equal to 50.00% of the Initial Stock Price (rounded to two decimal places).
We obtained the information regarding the historical performance of the Reference Stock from Bloomberg Financial Markets, without independent investigation.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated August 1, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences” (including the opinion of our special U.S. tax counsel, Ashurst LLP), which applies to the Notes.
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”). With respect to the Coupon Payments you receive, 5.56% of each 8.85% Coupon Payment will be treated as an interest payment, and 3.29% of each 8.85% Coupon Payment will be treated as payment for the Put Option for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the IRS could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-13	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on November 22, 2023, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 14, 2021. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering, and may also pay a referral fee to a broker-dealer that is not affiliated with us in the amount set forth on the cover page.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM's underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-14	RBC Capital Markets, LLC

Auto-Callable Fixed Coupon Barrier Notes Linked to CrowdStrike Holdings, Inc. Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the referral fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

P-15	RBC Capital Markets, LLC